UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 9, 2014

VOXX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-28839 (Commission File Number)
13-1964841 (IRS Employer Identification No.)
180 Marcus Blvd., Hauppauge, New York (Address of principal executive offices)	11788 (Zip Code)

Registrant's telephone number, including area code (631) 231-7750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 1.01	Entry into a Material Definitive Agreement.

VOXX International Corporation (the “Company”) entered into the Third Amendment to Amended and Restated Credit Agreement and Waiver, dated as of January 9, 2014 (the “Third Amendment and Waiver”), by and among the Company, the Domestic Borrowers, the Foreign Borrower, the Guarantors, the Lenders party thereto and Wells Fargo Bank, National Association, as administrative agent on behalf of the Lenders (the “Credit Agreement”).

The Third Amendment and Waiver provides for senior secured credit facilities in an aggregate amount of $200 million, consisting of a revolving credit facility of $200 million, with a $30 million multicurrency revolving credit facility sublimit, a $25 million sublimit for Letters of Credit and a $10 million sublimit for Swingline Loans. The amended facility is due on January 9, 2019 however it is subject to acceleration upon the occurrence of an Event of Default (as defined in the Credit Agreement).

Generally, the Company may designate specific borrowings under the amended facility as either Alternate Base Rate Loans or LIBOR Rate Loans, except that Swingline Loans may only be designated as Alternate Base Rate Loans. Loans designated as LIBOR Rate Loans shall bear interest at a rate per annum equal to the then-applicable LIBOR Rate, plus a margin in the range of 1.00% - 2.00% based on the Company’s Total Leverage Ratio. Loans designated as Alternate Base Rate Loans shall bear interest at a rate per annum equal to the then-applicable Alternate Base Rate, plus a margin ranging from 0.00% - 1.00% based on the Company’s Total Leverage Ratio.

The Obligations under the amended facility are secured by valid and perfected first priority security interests in liens on all of the following: (a)(i) 100% of the capital stock or other membership or partnership equity ownership or profit interests of each domestic Credit Party (other than the Company), and (ii) 65% of the voting equity interests and 100% of the non-voting equity interests of all present and future first-tier foreign subsidiaries of any Credit Party (or such greater percentage as would not result in material-adverse federal income tax consequences for the Company); (b) all of (i) the tangible and intangible personal property/assets of the Credit Parties and (ii) the fee-owned real property of the Company located in Hauppauge, New York; and (c) all products, profits, rents, and proceeds of the foregoing.

The above description of the Third Amendment and Waiver does not purport to be a complete statement of the parties’ rights and obligations under the Third Amendment and Waiver and is qualified in its entirety by reference to the Third Amendment and Waiver which is filed herewith as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are contained in Item 1.01 above and are incorporated as if fully restated herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Third Amendment to the Amended and Restated Credit Agreement and Waiver, dated as of January 9, 2014, by and among VOXX International Corporation, the other Borrowers, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as administrative agent on behalf of the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VOXX International Corporation (Registrant)

Date: January 9, 2014	By:	/s/ Charles M. Stoehr
Charles M. Stoehr Senior Vice President and Chief Financial Officer